UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 22, 2006

Ciphergen Biosystems, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-31617	33-059-5156
(State or other jurisdiction of incorporation or organization)	[Commission File Number]	(I.R.S. Employer Identification Number)

6611 Dumbarton Circle
Fremont, CA 94555

(Address of principal executive offices)

(510) 505-2100

(Registrant’s telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement.

Disclosure under Item 5.02(b) incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)                                 On March 22, 2006, Ciphergen Biosystems, Inc. (the “Company”) announced the resignation of Matthew J. Hogan as the Company’s Senior Vice President and Chief Financial Officer. Concurrent with Mr. Hogan’s resignation, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Hogan whereby Mr. Hogan will continue to provide consulting services to the Company three days per week for up to six months following his resignation, agree not to compete with the Company or solicit the services of the Company’s employees, and execute a general release of claims in favor of the Company. In consideration, Mr. Hogan will continue to receive compensation at his current base rate of pay during the term of the consulting period.

 (c)                               On March 22, 2005, the Company announced the appointment of Daniel M. Caserza, age 53, as the Company’s interim Chief Financial Officer, to serve while the Company seeks a permanent replacement for Mr. Hogan. Mr. Caserza has served as the Company’s Corporate Controller since May 1999 and was promoted in April 2005 to Vice President. Prior to joining the Company, Mr. Caserza was Corporate Controller at Intellisys Group from March 1998 to April 1999, Swan Magnetics from June 1997 to March 1998, and Edify Corporation from June 1995 to June 1997. Mr. Caserza also previously worked in public accounting with Deloitte Haskins & Sells. He received a B.S. in mathematics from Santa Clara University and an M.B.A. from the Santa Clara University Graduate School of Business.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

10.55	Consulting Agreement by and between Ciphergen Biosystems, Inc. and Matthew J. Hogan dated March 22, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIPHERGEN BIOSYSTEMS, INC.
(Registrant)

Date: March 23, 2006	By:	/S/ GAIL S. PAGE
Gail S. Page,
President and Chief Executive Officer

Exhibit Index

Exhibit Number	Exhibit Title

10.55	Consulting Agreement by and between Ciphergen Biosystems, Inc. and Matthew J. Hogan dated March 22, 2006